Exhibit 99.1
                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145

FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                                Chief Operating Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3000


WERNER ENTERPRISES ANNOUNCES HIGHER FUEL PRICES ARE AFFECTING FOURTH QUARTER EARNINGS

Omaha, Nebraska, November 23, 1999:

     Werner Enterprises, Inc. (Werner), one of the nation's largest truckload transportation companies, announced today that higher fuel prices are affecting fourth quarter 1999 earnings. As recently reported in the Wall Street Journal, the price per barrel of oil has reached a nine-year high. If fuel prices and the Company's customer fuel surcharge reimbursements remain at current levels, it is estimated that fourth quarter 1999 earnings will be negatively impacted, due to higher fuel prices, by approximately 10 cents per share.

     The average fuel price per gallon (excluding fuel taxes) is currently over 80% higher than the comparable price on this same date one year ago. Furthermore, one year ago the average fuel price per gallon (excluding fuel taxes) decreased approximately 10% from the end of November 1998 until the beginning of March 1999. The Company has customer fuel surcharge programs in place to recover a portion of the higher fuel cost. However, a significant portion of the fuel expense increase is not being recovered at the current time. This is due to several factors, including: the base fuel price levels which determine when surcharges are collected, empty miles between freight shipments, out-of-route miles caused in part by driver home time needs, and truck idling. The Company has no derivative financial instruments to reduce its exposure to fuel price fluctuations.

     The Company is continuing to experience strong freight demand from its customers. Management continues to meet with its customers to explain the significant impact of higher fuel prices on the Company's business in an effort to increase the amount of fuel surcharge reimbursement from customers.

     Werner Enterprises is a full-service transportation company providing truckload and other transportation services throughout the 48 states, portions of Canada and Mexico. Werner is one of the nation's largest truckload carriers with a fleet of 7,075 trucks and 18,030 trailers as of September 30, 1999.

     Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

     Note: This announcement contains forward-looking or predictive statements that are based on information currently available. Actual results may differ materially from those currently anticipated by company management. A number of factors and events not within the Company's control could have a material impact on future financial results, including, but not limited to those items discussed in Item 7 of the Company's Annual report on Form 10-K for the year ended December 31, 1998, which are hereby incorporated by reference. The Company assumes no responsibility to update the information included in this announcement.